ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
AZZ INCORPORATED

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation hereby amends its Articles of Incorporation filed with the Secretary of State of Texas as follows:

ARTICLE ONE

The name of the corporation is AZZ incorporated.

ARTICLE TWO

The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation effective as of the 14th day of July, 2009.

ARTICLE THREE

The amendment increases the number of authorized shares of capital stock of the corporation.  The amendment alters or changes Article IV of the original Articles of Incorporation, as previously amended, and the full text of Article IV, as altered, is as follows:

ARTICLE IV

The aggregate number of shares which the corporation shall have authority to issue shall be Fifty Million (50,000,000) of the par value of One Dollar ($1.00) each, said shares to consist of only one class and to be designated as shares of common stock.

ARTICLE FOUR

This amendment to the Articles of Incorporation has been approved in the manner required by the Texas Business Corporation Act and the constituent documents of the corporation.

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Dated: July 14, 2009	AZZ INCORPORATED
By: /s/ Dana L. Perry
Name: Dana L. Perry
Title: Senior Vice President and Chief Financial Officer